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                                                                   EXHIBIT 4(d)

                       SECOND AMENDMENT TO LOAN AGREEMENT


         THIS SECOND AMENDMENT TO LOAN AGREEMENT ("Amendment") is made as of October 31, 1997 by and between MPW Industrial Services, Inc. ("MPW, Inc."), MPW Industrial Services, Ltd. ("MPW, Ltd."), MPW Management Services Corp. ("MPW Corp."), Weston Engineering, Inc. ("Weston"), Pro Kleen Industrial Services, Inc. ("Pro Kleen"), Aquatech Environmental, Inc. ("Aquatech", which, together with the foregoing parties, being referred to herein collectively as the "Original Borrowers", and individually as an "Original Borrower"), MPW Industrial Services Group, Inc. ("MPW Group"), ESI International, Inc., successor in interest to MPW Filtration Acquisition Corp. by virtue of name change ("ESII"), ESI North, Limited ("ESI") and Bank One, NA, successor by merger to Bank One, Columbus, NA, 100 East Broad Street, Columbus, Ohio 43271 ("Bank One").

         WHEREAS, MPW, Inc., MPW, Ltd., MPW Corp., Weston and Aquatech are hereinafter referred to collectively as the "Original Companies" and individually as an "Original Company"; each of the Original Companies, MPW Group, ESII and ESI are hereinafter collectively referred to as the "Companies" and individually as a "Company"; and the Original Borrowers, MPW Group, ESII and ESI are hereinafter collectively referred to as the "Borrowers" and individually as a "Borrower"; and

         WHEREAS, the Original Borrowers and Bank One entered into a loan agreement dated as of June 30, 1996 (the "Loan Agreement"); and

         WHEREAS, the Original Borrowers and Bank One entered into that certain First Amendment to Loan Agreement dated as of September 26, 1997 (the "First Amendment"); and

         WHEREAS, the Loan Agreement as previously amended by the First Amendment is hereinafter referred to as the "Credit Agreement"; and

         WHEREAS, the parties to the Credit Agreement desire to have MPW Group, ESII and ESI become parties (as both Companies and Borrowers) to the Credit Agreement by this Amendment; and

         WHEREAS, the parties hereto desire to further amend the Credit Agreement as set forth below.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. The capitalized terms not defined herein shall have the meaning ascribed in the Credit Agreement.

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         2.       The Credit Agreement is hereby amended by inserting a new
Section 3.6 which shall read as follows:

         3.6      ESI ACQUISITION LOAN.

         3.6.1 LOAN. Bank One agrees to lend to Borrowers the sum of Three Million Dollars ($3,000,000) (the "ESI Loan").

         3.6.2 ESI ACQUISITION NOTE. Borrowers shall execute and deliver to Bank One the promissory note executed by duly authorized officers thereof in the form of Exhibit 3.6 attached hereto (the "ESI Acquisition Note").

         3. The Credit Agreement is hereby amended by deleting Section 6.1 in its entirety and inserting in lieu thereof and instead therefor the following:

         6.1      ORGANIZATION & AUTHORITY TO EXECUTE LOAN DOCUMENTS.

         6.1.1 BORROWERS, OTHER THAN ESI. Borrowers, other than ESI, are duly organized and existing corporations under the laws of the jurisdictions of their incorporation and are qualified to do business in all states where such qualification is necessary, except such jurisdiction, if any, where failure to be qualified will not have a material adverse effect on the Borrowers taken as a whole; the execution hereof by the Borrowers, other than ESI, has been duly authorized by all necessary corporate action; there is no prohibition, either by law, in their articles of incorporation, code of regulations, by-laws or in any agreement to which the Borrowers, other than ESI, are a party, which in any way prohibits or would be violated by the execution and carrying out of this Agreement in any respect; this Agreement has been duly executed and is the valid and binding obligation of the Borrowers jointly and severally; and, the Notes issued and delivered to Bank One as payee pursuant to the provisions hereof will also be valid and binding obligations of Borrowers, jointly and severally.

         6.1.2 ESI. ESI is a duly organized and existing limited liability company under the laws of the jurisdiction of its organization and is qualified to do business in all states where such qualification is necessary, except such jurisdiction, if any, where failure to be qualified will not have a material adverse affect on the Borrowers taken as a whole; the execution hereof by ESI has been duly authorized by all necessary action; there is no prohibition, either by law, in its certificate of formation, limited liability company agreement, operating agreement, by-laws or other governing instruments which in any way

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                  prohibits or would be violated by the execution and carrying out of this Agreement in any respect; this Agreement has been duly executed and is the valid and binding obligation of ESI; and, the Notes issued and delivered to Bank One as payee pursuant to the provisions hereof will also be valid and binding obligations of ESI.

         4. The Credit Agreement is hereby amended by deleting Section 6.3 in its entirety and inserting in lieu thereof and instead therefor the following:

         6.3 NO GUARANTIES OF OTHERS' OBLIGATIONS. None of the Borrowers have made material investments in, advances to or guaranties of the obligations of any Person except as disclosed in the Financial Statements described in Sections 7.1 and 7.2, or as set forth in Sections 3.3, 3.5 and 3.6, or as disclosed in
                  Article II of Schedule A attached hereto.

         5. The Credit Agreement is hereby amended by deleting Section 6.5 in its entirety and inserting in lieu thereof and instead therefor the following:

         6.5 NO UNDISCLOSED LIABILITIES. Borrowers have no material liabilities, direct or contingent, except as disclosed in the Financial Statements described in Sections 7.1 and 7.2 or disclosed on Schedule A attached hereto.

         6. The Credit Agreement is hereby amended by deleting Section 6.7 in its entirety and inserting in lieu thereof and instead therefor the following:

         6.7 GOOD TITLE TO ASSETS AND NO UNDISCLOSED LIENS. Borrowers have good and marketable title to all the property and assets reflected as being owned by them in the Financial Statements described in Sections 7.1 and 7.2, subject to no liens, other than liens reflected on either Schedule A attached hereto or on said Financial Statements or Permitted Liens, except property and assets disposed of since such date in the ordinary course of business.

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         7.       The Credit Agreement is hereby amended by deleting Section 7.7 in its entirety and inserting in lieu thereof and instead therefor the following:

         7.7 CHANGES IN ORGANIZATION DOCUMENTS. Borrowers shall promptly provide Bank One with written notice after changes are made of any amendments to or changes in their articles/certificate of incorporation, charter, articles of organization, certificate of formation, limited liability company agreement, operating agreement, code of regulations, by-laws and/or other governing instruments, including such changes as might affect the structure, condition, operation or management of Borrowers and Borrowers' obligations to Bank One under the terms of this Agreement and shall make such amended articles of incorporation, charter, articles of organization, certificate of formation, limited liability company agreement, operating agreement, code of regulations, by-laws and/or other governing instruments available for inspection by Bank One upon demand.

         8.       The Credit Agreement is hereby amended by deleting Section
7.13 in its entirety and inserting in lieu thereof and instead therefor the following:

         7.13 MAINTAIN AND PRESERVE ASSETS AND MANAGEMENT. Borrowers shall use reasonable efforts in good faith to maintain and preserve in good working order and condition, ordinary wear and tear excepted, all of Borrowers' properties necessary for the conduct of their business, if failure to maintain and preserve such properties would over a substantial period of time materially and adversely affect the Borrowers taken as a whole. In addition, MPW Group shall maintain a management team for the management of the Borrowers which is reasonably similar, in terms of collective expertise and experience, as is existing at the time of the execution of this Agreement.

         9. The Credit Agreement is hereby amended by deleting Section 7.19, in its entirety and inserting in lieu thereof and instead therefor the following:

         7.19 PAYMENT IN FULL UPON TRANSFER OF CERTAIN STOCK. In the event all or any part of the shares or other interests in any Borrower owned of record or beneficially by Monte R. Black are sold, assigned, transferred in trust, pledged, mortgaged, disposed of, or otherwise encumbered or transferred other than as described in Schedule A without the prior written consent of Bank One, Borrowers shall within ten (10) calendar days of such event, pay to Bank One all amounts due and owing from Borrowers to Bank One under this Agreement

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                  and the Notes and depositing in cash with Bank One a sum equal to aggregate stated amounts of any then outstanding Letter(s) of Credit.

         10. The Credit Agreement is hereby amended by deleting Section 8.1 in its entirety and inserting in lieu thereof and instead therefor the following:

         8.1 ENCUMBERING ASSETS. Create, incur, assume or permit to continue any mortgage, pledge, encumbrance, lien or charge of any kind upon or security interest in any of its property or assets, whether now owned or hereafter acquired, except for
                  (i) a mortgage on the principal facility of ESI in Nashville, Tennessee securing a promissory note of ESI with a current outstanding balance as of October 31, 1997 of not more than $480,000 and (ii) Permitted Liens.

         11. The Credit Agreement is hereby amended by deleting Section 8.2 in its entirety and inserting in lieu thereof and instead therefor the following:

         8.2 INCURRING OTHER DEBT. Create, incur, assume or suffer to exist any Funded Debt or Current Debt except (i) debt represented by the Notes issued hereunder; (ii) other indebtedness to Bank One; (iii) Funded Debt which, in the sole opinion of counsel for Bank One, is satisfactorily subordinated to all indebtedness owing Bank One; (iv) unsecured indebtedness to trade creditors arising out of the ordinary course of each Borrower's business; (v) an aggregate amount not to exceed $500,000 for purchase money debt, project financing and assumed liabilities of any acquired business; (vi) any intercompany debt; and (vii) existing and currently anticipated capitalized leases between Borrowers and Monte R. Black or the Black Family Limited Partnership as shown on the Combined Financial Statements dated as of, and for the period ended on, June 30, 1997; (viii) Executive Option Liabilities; and (ix) existing Funded Debt set forth on Schedule A attached hereto.

         12. The Credit Agreement is hereby amended by deleting Section 8.3 in its entirety and inserting in lieu thereof and instead therefor the following:

         8.3 GUARANTY OF OTHERS' DEBTS. Assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any Person (except intercompany guarantees or guarantees existing on the date of this agreement, and the assumption of the Funded Debt listed and delineated on Schedule A attached hereto) in an amount in excess of $500,000.

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         13.      The Credit Agreement is hereby amended by deleting Section 8.4 in its entirety and inserting in lieu thereof and instead therefor the following:

         8.4 MERGER OF CONSOLIDATION. Except as described on Schedule A, merge or consolidate with any other corporation or any other business entity except that Borrowers may merge or consolidate with each other.

         14. The Credit Agreement is hereby amended by deleting Section 8.5 in its entirety and inserting in lieu thereof and instead therefor the following:

         8.5 TRANSFER OF SUBSTANTIAL PORTION OF ASSETS. Liquidate or sell, lease, transfer or otherwise dispose of (except intercompany transactions) all or any substantial part of its assets other than (i) in the ordinary course of business without the prior written approval of Bank One, which shall not be unreasonably withheld, and (ii) upon the payment in full of the Airplane Loan, the sale of the airplane owned by MPW, Inc. to Monte R. Black at a price of $3,600,000. All cash proceeds from any such sale, lease or transfer (other than intercompany transactions) shall be remitted by Borrowers to Bank One to be applied to the Notes.

         15. The Credit Agreement is hereby amended by deleting Section 8.6 in its entirety and inserting in lieu thereof and instead therefor the following:

         8.6 DISPOSING OF NOTES/ACCOUNTS RECEIVABLE. Discount or sell (except through intercompany transactions) any of its notes or accounts receivable.

         16.      The Credit Agreement is hereby amended by deleting Section
8.11 in its entirety and inserting in lieu thereof and instead therefor the following:

         8.11 DISTRIBUTIONS. Declare or pay any dividends, purchase, redeem, retire or otherwise acquire for value any of their capital stock now or hereafter outstanding including return of any capital to their shareholders or interest holders or make any distribution of assets to their shareholders or interest holders, otherwise than (i) pursuant to MPW, Inc.'s 1994 Stock Option Plan and 1991 Stock Option Plan, and (ii) as described on Schedule A attached hereto.

         17.      The Credit Agreement is hereby amended by inserting a new
Section 8.13 which shall read as follows:

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         8.13     Prepay, anticipate, collateralize or secure, directly or
                  indirectly, any obligation of any Borrower (i) to any Payee (as defined in subpart (b) of Article II of Schedule A attached hereto),or (ii) to any other Person with respect to obligations the payment of which is subordinated to the payment of obligations of any Borrower to Bank One, without the express prior written consent of Bank One, or as permitted by the terms of the Subordination Agreement referenced in subpart (b) of Article II of Schedule A attached hereto.

         18. The Credit Agreement is hereby amended by inserting a new paragraph 9.10 which shall read as follows:

         9.10 Any Payee shall fail to observe or perform any covenant, condition or agreement to be observed or performed pursuant to the terms of the Subordination Agreement dated October 29, 1997 referred to at Article II of Schedule A attached hereto.

         19. The definition of the term "Combined" in Section 10.1 of the Credit Agreement is hereby amended and restated to read as follows:

                  "Combined" shall include all Companies and all Subsidiaries and shall mean, in reference to financial statements and reports, any covenants, representations, warranties, or agreements of Companies under this Agreement, or Definitions in this section, that the same are prepared or determined on a consolidated basis in accordance with generally accepted accounting principles applied on a consistent basis; provided, however, that the interim financial statements and reports referred to in Section 7.2 shall (i) not require footnotes, and (ii) be subject to year end audit adjustments.

         20.      The definition of the term "Combined Tangible Net Worth" in
Section 10.1 of the Credit Agreement is hereby amended and restated to read as follows:

                  "Combined Tangible Net Worth" shall mean the Combined net worth of Borrowers (after eliminating all intercompany accounts and all effects of the Executive Option Noncash Expense), (i) less all combined Intangible Assets of Borrowers, and (ii) plus, for the period from October 29, 1997 through and including December 30, 1997, the outstanding principal amount of the subordinated notes payable to the Payees as referred to at subpart (b) of Article II of Schedule A attached hereto. Net worth and Intangible Assets shall be determined in accordance with generally accepted accounting principles applied

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                  on a consistent basis provided, however, that Combined
                  Tangible Net Worth shall include no appraisal surplus of any type or description.

         21. The definition of the term "Loans" in Section 10.1 of the Credit Agreement is hereby amended and restated to read as follows:

                  "Loans" means, jointly and severally, the Airplane Loan, the Conversion Option Loan, the Equipment Loan, the Revolving Credit Loan, the Weston Acquisition Loan and the ESI Acquisition Loan.

         22. The definition of the term "Notes" in Section 10.1 of the Credit Agreement is hereby amended and restated to read as follows:

                  "Notes" means, jointly and severally, the Aircraft Note, the Conversion Option Note, the Equipment Note, the Revolving Credit Note, the Weston Acquisition Note and the ESI Note.

         23. The definition of the term "Term Loan" in Section 10.1 of the Credit Agreement is hereby amended and restated to read as follows:

                  "Term Loan" means, jointly and severally, the Airplane Loan, the Conversion Option Loan, the Equipment Loan, the Weston Acquisition Loan and the ESI Acquisition Loan.

         24. The definition of the term "Term Note" in Section 10.1 of the Credit Agreement is hereby amended and restated to read as follows:

                  "Term Note" means, jointly and severally, the Aircraft Note, the Conversion Option Note, the Equipment Note, the Weston Acquisition Note and the ESI Acquisition Note.

         25. MPW Group, ESII and ESI are hereby made parties, both as Companies and Borrowers, to the Credit Agreement, and all references to the terms "Company", "Companies", "Borrower" and "Borrowers," respectively, in the Credit Agreement shall include MPW Group, ESII and ESI.

         26.      Exhibits 2.1.3A, 2.3.2A, 3.1, 3.2 and 3.3 of the Credit
Agreement are hereby amended and restated to read as set forth in Exhibits 2.1.3B, 2.3.2B, 3.1A, 3.2A and 3.3A attached to this Amendment, and Schedule A and Exhibit 3.6 attached to this Amendment shall be added to the Credit Agreement as Schedule A and Exhibit 3.6 thereto. Borrowers shall execute and deliver to Bank One promissory notes in the form of Exhibits 2.1.3B, 3.1A, 3.2A, 3.3A and 3.6 attached to this Amendment.

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         27.      Conditions to Bank One's Obligations.  The obligations of Bank
One to enter into this Amendment and be bound by the terms hereof are subject to Bank One receiving the following, each in form and substance satisfactory to Bank One and its counsel:

                  (a) Documents. All documents and instruments referenced in this Amendment, duly executed by the parties thereto.

                  (b) Certified Resolutions. Certified copies of resolutions duly adopted by the governing body of each Borrower, authorizing the execution and delivery of this Amendment and all documents and instruments referred to herein to which each is a party.

                  (c) Secretary's Certificate. Signed copy of a certificate of the secretary, assistant secretary or other appropriate officer/member of each Borrower, which shall certify the names of the officers of the such Borrower authorized to sign this Amendment and the other documents or certificates of the Borrower to be executed and delivered pursuant hereto. Bank One may conclusively rely upon such certificate until it shall receive a further certificate of such respective secretary, assistant secretary or other appropriate officer/member (A) cancelling or amending the prior certificate, and (B) submitting the signatures of the officers named in such further certificate.

                  (d) Opinions. Opinions of legal counsel to the Borrowers covering such matters and in form and substance satisfactory to Bank One.

                  (e) Other Requirements. Such other certificates, documents and other items as Bank One, in its reasonable discretion, deems necessary or desirable.

         28. Borrowers represent and warrant that (a) the representations and warranties contained in the Credit Agreement are true and correct in all material respects as of the date of this Amendment, (b) no condition, act or event could constitute an Event of Default under the Credit Agreement exists, and (c) no condition, event, act or omission has occurred, which, with the giving of notice or passage of time, would constitute an Event of Default under the Credit Agreement.

         29. Borrowers agree to pay (i) all fees and out-of-pocket disbursements incurred by Bank One in connection with this Amendment, including legal fees incurred by Bank One in the preparation, consummation, administration and enforcement of this Amendment, and (ii) a fee to Bank One in the amount of $5,000 in connection with this Amendment and the transactions contemplated thereby.

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         30.      This Amendment shall become effective only after it is fully executed by the Borrowers and Bank One. Except as modified by this Amendment, the Credit Agreement shall remain in full force and effect in accordance with its terms.

         31. This Amendment is a modification only and not a novation. Except for the above-quoted modification(s), the Credit Agreement, any agreement or security document, and all the terms and conditions thereof, shall be and remain in full force and effect with the changes herein deemed to be incorporated therein. This Amendment is to be considered attached to the Credit Agreement and made a part thereof. This Amendment shall not release or affect the liability of any guarantor, surety or endorser of the Credit Agreement or release any owner of collateral securing the Credit Agreement. The validity, priority and enforceability of the Credit Agreement shall not be impaired hereby. To the extent that any provision of this Amendment conflicts with any term or condition set forth in the Credit Agreement, or any agreement or security document executed in conjunction therewith, the provisions of this Amendment shall supersede and control.

         32. Borrowers acknowledge and agree that this Amendment is limited to the terms outlined above, and shall not be construed as an amendment of any other terms or provisions of the Credit Agreement; Borrowers hereby specifically ratify and affirm the terms and provisions of the Credit Agreement. This Amendment shall not establish a course of dealing or be construed as evidence of any willingness on Bank One's part to grant other or future amendments, should any be requested.

         IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year first above written.

Bank One, NA                                     MPW Industrial Services, Inc.


By:      /s/ Thomas E. Redmond                   By:     /s/ Brad A. Martyn
    ------------------------------                   ---------------------------
Its:     Vice President                          Its:     Controller
     -----------------------------                    --------------------------
Date:    October 31, 1997                        Date:    October 31, 1997
      ----------------------------                     -------------------------

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MPW Industrial Services, Ltd.                    MPW Management Services Corp.


By:      /s/ Brad A. Martyn                      By:      /s/ Brad A. Martyn
    ------------------------------                   ---------------------------
Its:     Controller                              Its:     Controller
     -----------------------------                    --------------------------
Date:    October 31, 1997                        Date:    October 31, 1997
      ----------------------------                     -------------------------


Weston Engineering, Inc.                         Pro Kleen Industrial Services,
                                                 Inc.

By:      /s/ Brad A. Martyn                      By:      /s/ Daniel P. Buettin
    ------------------------------                   ---------------------------
Its:     Controller                              Its:     Vice President & CFO
     -----------------------------                    --------------------------
Date:    October 31, 1997                        Date:    October 31, 1997
      ----------------------------                     -------------------------


Aquatech Environmental Services, Inc.            MPW Industrial Services Group,
                                                 Inc.

By:      /s/ Peter G. Schumacher                 By:      /s/ Brad A. Martyn
    ------------------------------                   ---------------------------
Its:     Vice President & Treasurer              Its:     Controller
     -----------------------------                    --------------------------
Date:    October 31, 1997                        Date:    October 31, 1997
      ----------------------------                     -------------------------


ESI International, Inc.                          ESI North, Limited


By:      /s/ Brad A. Martyn                      By:      /s/ Brad A. Martyn
    ------------------------------                   ---------------------------
Its:     Controller                              Its:     Controller
     -----------------------------                    --------------------------
Date:    October 31, 1997                        Date:    October 31, 1997
      ----------------------------                     -------------------------

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